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                                                                    EXHIBIT 11.1


                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


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                                                           Three Months Ended                       Six Months Ended
                                                                 June 30,                                June 30,
                                                      ----------------------------              ----------------------------
                                                        2002                2001                 2002                 2001
                                                      -------              -------              -------              -------
                                                                  (In thousands, except for per share data)
Basic:
   Net income applicable to common stock              $16,967              $ 6,357              $30,443              $ 9,961
                                                      =======              =======              =======              =======
   Weighted average number of
      common shares outstanding                        26,367               19,925               25,800               17,921
                                                      =======              =======              =======              =======

   Basic net income per share                         $   .64              $   .32              $  1.18              $   .56
                                                      =======              =======              =======              =======

Diluted:
   Net income                                         $16,967              $ 6,357              $30,443              $ 9,961
   Interest expense on convertible
      subordinated debt, net of tax                         8                   55                   16                   55
                                                      -------              -------              -------              -------
   Net income applicable to common stock              $16,975              $ 6,412              $30,459              $10,016
                                                      =======              =======              =======              =======

   Weighted average number of
      common shares outstanding                        26,367               19,925               25,800               17,921
   Weighted average number of
      dilutive common stock equivalents                 1,024                1,072                1,187                  941
   Dilutive effect of convertible
      subordinated debt                                    35                  295                   35                  148
                                                      -------              -------              -------              -------
   Weighted average number of
      common and common equivalent
      shares outstanding                               27,426               21,292               27,022               19,010
                                                      =======              =======              =======              =======

   Diluted net income per share                       $   .62              $   .30              $  1.13              $   .53
                                                      =======              =======              =======              =======

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